Exhibit 99.1

Genesco Inc. Financial Contact:	James S. Gulmi (615)367-8325
Genesco Inc. Media Contact:	Claire S. McCall (615)367-8283

The Finish Line Investor Relations Contact:	Kevin S. Wampler (317)899-1022, ext. 6914
The Finish Line Media Contact:	Elise Hasbrook (317)899-1022, ext. 6827

GENESCO INC. AND THE FINISH LINE, INC. ANNOUNCE
DELAY IN START OF TRIAL IN ANTICIPATION
OF SETTLEMENT OF ALL LITIGATION

NASHVILLE, Tenn., March 3, 2008 ---Genesco Inc. (NYSE:  GCO) and The Finish Line, Inc. (NASDAQ:  FINL) announced today that the parties have jointly requested a one day delay in the start of the New York solvency trial in anticipation of reaching an agreement for the settlement of all litigation among the parties relating to the proposed merger of Finish Line and Genesco and UBS’s financing therefor.  The terms of the settlement are expected to be as follows:

•	The merger agreement between Genesco and Finish Line will be terminated; the financing commitment from UBS to Finish Line will be terminated; and

•
UBS and Finish Line will pay to Genesco an aggregate of $175 million in cash along with a number of Class A shares of Finish Line common stock equal to 12.0% of the total post-issuance Finish Line outstanding shares of common stock.  It is contemplated that Genesco and The Finish Line will enter into a mutual standstill agreement.  It is also contemplated that The Finish Line will pay its portion of the cash payment from cash reserves.

Consummation of the settlement is subject to negotiation and execution of a definitive settlement agreement and approval of the boards of directors of Genesco and Finish Line.

Forward Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts.  Although Genesco and The Finish Line believe that the expectations

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reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information in statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Genesco and The Finish Line.  Factors that could cause developments to differ materially from those expressed in or contemplated by the forward-looking information or statements include, among other things, the likelihood of reaching and obtaining all required approvals for an agreement.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,150 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Lids Kids, and on internet websites  www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.Dockersshoes.com, www.lids.com and www.lidskids.com.  The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand.  Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

About The Finish Line, Inc.
The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL.  The Company currently operates 697 Finish Line stores in 47 states and online and 94 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com.